                              EMPLOYMENT AGREEMENT




                                 BY AND BETWEEN


                      SAGE LIFE ASSURANCE OF AMERICA, INC.


                                       AND



                                ROBIN I. MARSDEN




                                        EFFECTIVE:  April 1, 2000

                              EMPLOYMENT AGREEMENT

                                TABLE OF CONTENTS

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1.    EMPLOYMENT...........................................................................................         1
      1.1 General Duties and Title.........................................................................         1
      1.2 Full-Time Position...............................................................................         2
2.    TERM.................................................................................................         2
3.    REMUNERATION.........................................................................................         2
4.    LONG TERM CAPITAL INCENTIVE COMPENSATION.............................................................         2
5.    WITHHOLDING..........................................................................................         3
6.    INSURANCE AND OTHER BENEFIT PLANS....................................................................         3
7.    VACATIONS............................................................................................         3
8.    BUSINESS EXPENSES....................................................................................         3
9.    INDEMNIFICATION......................................................................................         4
10.   TERMINATION OF EMPLOYMENT............................................................................         4
      10.1  Termination by the Company for Cause...........................................................         4
      10.2  Definition of Cause............................................................................         5
      10.3  Determination of For Cause Termination.........................................................         5
      10.4  Termination by the Company Without Cause.......................................................         6
      10.5  Compulsary Relocation following a Change of Control............................................         6
      10.6  Voluntary Termination by the Executive.........................................................         6
      10.7  Disability Termination.........................................................................         7
      10.8  Termination Due to Executive's Death...........................................................         7
11.   RESTRICTIVE CONVENANTS; CONFIDENTIALITY; OWNERSHIP OF PROCEEDS OF EMPLOYMENT.......................           8
      11.1  Solicitation of Employees; Customers; Agents or Representatives etc............................         8
      11.2  Confidential Records...........................................................................         8
      11.3  Ownership of Proceeds of Employment............................................................         9
      11.4  Survival.......................................................................................         9
      11.5  Enforceability; Remedies.......................................................................         9
12.   MISCELLANEOUS PROVISIONS.............................................................................         9
      12.1  Severability...................................................................................         9
      12.2  Execution in Counterparts......................................................................        10
      12.3  Notices........................................................................................        10
      12.4  Entire Agreement and Subsequent Amendments.....................................................        11
      12.5  Applicable Law.................................................................................        11
      12.6  Headings.......................................................................................        11
      12.7  Binding Effect;  Successors and Assigns........................................................        11
      12.8  Waiver.........................................................................................        11
      12.9  Warranty and Capacity to Contract..............................................................        12
      12.10 Arbitration...................................................................................         12
      12.11 Remedies......................................................................................         12
      12.12 Survival......................................................................................         12

                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of this April 1, 2000 (the "Effective Date") by and among Sage Life Assurance of America, Inc. (the "Company") a Delaware life insurance corporation, and Robin I. Marsden an individual currently residing at 100 Spring Water Lane, New Canaan, Connecticut ("Executive").

WITNESSETH THAT

WHEREAS, the Company desires to employ Executive in accordance with the terms of this Agreement and Executive desires to be so employed by the Company;

WHEREAS, the parties desire to set forth the employment understanding and terms and conditions of employment in a written agreement; and Executive wishes to accept such employment upon the terms and subject to the conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

1.     EMPLOYMENT

1.1    GENERAL DUTIES AND TITLE

       On the Effective Date the Company hereby employs Executive with the title/s designated in Exhibit A (the "Position Description") attached hereto and forming a part of this Agreement.

       Executive's primary responsibilities and duties are as described in Exhibit A. The primary responsibilities and duties of the Executive may be altered or amended by either (i) the mutual agreement of the Company and the Executive; or (ii) the establishment of new or modified duties, as determined by the Company after consultation with the Chairman of Sage Group Limited or the Board of Directors of the Company (the "Board"). Any modifications or alterations to the duties assigned to the Executive will be consistent with the education, background and experience of the Executive. Executive shall faithfully and diligently perform for the Company all such duties. Executive shall report to and take direction primarily from the Chairman of the Sage Group Limited and the Board. Executive agrees to act in the capacity of a member or officer of such boards as he may be appointed without remuneration other than the remuneration to which Executive is otherwise entitled under this Agreement.

       Services rendered by Executive shall be rendered in accordance with recognized insurance and financial industry standards and recognized codes of conduct or ethics. Executive shall further promote and enhance the business purposes of the Company by entertainment and other means, including participation in professional organizations and activities, attendance at insurance or financial industry conventions and seminars, and membership in insurance or financial industry societies.

1.2    FULL-TIME POSITION

       Executive during the Term will devote Executive's best efforts, attention and skills to the business and affairs of the Company on a full-time basis, and shall devote all of Executive's business time and effort to the performance of the duties hereunder.

2.     TERM

       The employment of Executive hereunder shall commence on the Effective Date and shall continue until this Agreement is terminated as provided in
       Section 10 hereof.

3.     REMUNERATION

       The Company (or an affiliate acting on behalf of the Company) will pay to Executive as compensation for services to be rendered under Section 1 hereof, the following amounts:

       (a)    Monthly Base Salary

              A base salary ("Base Salary") at the monthly equivalent rate of Three Hundred and Sixty Three Thousand Dollars ($363,000) per annum, reviewable annually in April of each year, commencing with the first review being conducted for the performance period beginning on the Effective Date and terminating March 31, 2001.

       (b)    Short Term Incentive Bonus Payments

              The Executive will be entitled to participate in the Company's Short Term Incentive Bonus Plan periodically established by the Company for the benefit of eligible and selected executive employees. Payments under the Short Term Incentive Bonus Plan are not due and payable until declared payable by the Board.

              The award of the bonus will be based upon the Executive's achievement against objective performance criteria periodically established by the Company. The satisfaction of the objective performance criteria will be determined by the Company in it's discretion.

4.     LONG TERM CAPITAL INCENTIVE COMPENSATION

       Executive will be eligible to participate in the Long Term Capital Incentive Compensation Plan of the Sage Insurance Group, Inc., the operating group parent of the Company. Executive's rights of participation in such Long Term Capital Incentive Compensation Plan will be determined by the Board from time to time. The summarised terms of the Long Term Incentive Compensation Plan are set out in Exhibit B attached hereto.

       Executive will continue to participate in the South African executive incentive plans in terms of the rules of those plans, whereunder allocations are at Sage Group Limited's discretion.

5.     WITHHOLDING

       Executive agrees that the Company shall withhold from any and all payments required to be made to Executive pursuant to this Agreement all actual or potential Federal, State, local and/or other taxes the Company determines are required or potentially will be required, to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

6.     INSURANCE AND OTHER BENEFIT PLANS

       Executive shall be entitled during the period of employment with the Company, to participate in (i) the life insurance and disability insurance plans available to executives of the Company, including such accidental death or other benefits as may be provided under such plans, and (ii) the health and dental and vision plans available to officers (and their immediate families) of the Company, and (iii) such other employee benefit plans, including all employee welfare benefit plans and employee pension benefit plans, that currently are or will be made generally available to executives and salaried employees of the Company. Descriptions of the current benefit plans are set forth in Exhibit C. Participation by or inclusion of the Executive in any benefit plan maintained by the Company shall be provided only to the extent that the Executive is eligible under the terms and conditions of the applicable plan and, if required pursuant to the plan, the employee meets any insurance underwriting or other conditions validly required by the provider or carrier of the plan or the contracts, policies, or other terms of eligibility or participation issued in connection with the plan.

7.     VACATIONS

       Executive shall be entitled to be absent from Executive's duties with the Company by reason of vacation for such periods as are consistent with the policy of the Company with respect to executive officers generally, which policy is more fully described in Exhibit C. In addition, the Executive shall be entitled to such national and religious holidays as generally approved by the Company.

8.     BUSINESS EXPENSES

       The Company recognizes that, in connection with Executive's performance of his duties, functions and responsibilities hereunder, Executive will incur certain reasonable and necessary expenses. The Company agrees to promptly reimburse Executive for all such reasonable business expenses, which are incurred solely in connection with the Company's business, upon the presentation of statements setting forth the nature and amount of such expenses in reasonable detail, in accordance with the Company's generally applicable guidelines and procedures from time to time.

       To the extent that it is subsequently determined by the Company, using reasonable standards generally applicable to chief executive officers in like capacities, that any expense reimbursed by the Company to the Executive is not a reasonable or necessary business expense of the Company, and such determination is based upon false, misleading, incorrect or inadequate documentation supplied by the Executive,

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
       the Executive shall be liable to the Company for the amount of such excess reimbursement.

9.     INDEMNIFICATION

       The Company has an obligation to indemnify Executive for general directors and/or officers liability in the normal course of Executive's services on Company business, but shall limit the indemnification provided hereunder to the indemnification provided in accordance with the terms and conditions of the indemnification provisions allowed by law, and consistent with the provisions of an insurance coverage as the Company has secured for this purpose. The use of the standards applicable under the Company's insurance coverage or policy shall not, however, limit the obligation of the Company to indemnify the Executive for claims or expenses either below the annual or periodic deductible limit in the policy or in excess of the policy limits.

       The Company shall be obligated to pay the claims or expenses of the Executive required under this Section 9, including defence cost, directly to the third party to whom payment is due and owing, without the necessity of the Executive making such payment and seeking reimbursement from the Company.

       Indemnification for the Executive shall only be permitted if the Executive, in connection with the action, suit of proceeding subject to indemnification, acted in good faith and in a manner the Executive and the Board would normally have reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, the Executive had no reasonable cause to believe the Executive's conduct was unlawful. To the extent that the Executive is successful on the merits or otherwise in defence of any action, suit, or proceeding, or in defence of any claim, issue or matter brought against the Executive, the Executive shall be indemnified by the Company against all expenses, including defence and legal fees, reasonable incurred by the Executive.

       The provisions of this Section 9 shall survive the termination or expiration of Executive's employment under this Agreement irrespective of the reason for such termination, provided that nothing herein shall be construed to provide Executive with any greater coverage or coverage for any period longer than Executive would have been entitled to receive under the terms of such insurance policy referred to herein (other than deductible and policy dollar limits).

10.    TERMINATION OF EMPLOYMENT

10.1   TERMINATION BY THE COMPANY FOR CAUSE

       In the event that Executive is removed from office by the Company for cause (as hereinafter defined), the employment of Executive under this Agreement shall terminate and Executive shall be entitled to receive only the monthly Base Salary for the period to the date of such removal.

       No other or further payment of benefits under this Agreement will be due upon Termination for Cause, except as required by law, or under the Company's insurance and other employee benefit plans and the procedures referred to in Sections 6 and 8.


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
10.2   DEFINITION OF CAUSE

       For purposes of this Agreement, the term "cause" shall mean (i) any wilful material neglect by Executive, or material failure by Executive to perform the duties and responsibilities of the Executive's office or offices (other than any such failures resulting from Executive's incapacity due to illness or injury), or (ii) any malfeasance or gross misconduct by Executive in connection with the performance of any of the duties or responsibilities or otherwise which would, in the view of a reasonable person, be materially prejudicial to the interests of the Company or any of its affiliates if Executive were retained in the respective office or offices, including without limitation, conviction of a felony, or (iii) actual indictment for, or formal admission to a felony or crime of moral turpitude, dishonesty, breach of trust or unethical business conduct or any crime involving the Company, or (iv) repeated material failure to adhere to the policies and directions of the Board of Directors, or failure to devote all of Executive's business time and efforts to the business of the Company and the duties and responsibilities hereunder, and with respect to 10.2.(i) or 10.2.(ii) or 10.2.(iv) herein, there has been a failure to cure such breach or a failure to modify Executive's conduct within 30 days of receiving written notice of such breach specifying the factual reasons supporting the proposed dismissal for cause.

10.3   DETERMINATION OF FOR CAUSE TERMINATION

       A determination of a for cause termination shall be made by the Company as follows:

       (a) The Chairman of the Sage Group Limited and the Chairman of the Company shall first make a preliminary determination that the Executive should be reviewed for discharge for cause. The Company will not be required to provide any preliminary notice to the Executive of its intention to investigate the possible discharge of the Executive for cause.

       (b) After investigating the circumstances surrounding the possible for cause termination of the Executive, the Company, through its Chairman, may immediately relieve or suspend the Executive from the Executive's by providing notice to the Executive. Upon notice of the suspension, the Executive shall immediately vacate the premises and remove all personal property from the premises of the Company. The Company shall have the absolute right to review any and all material in the possession of the Executive on the Company premises to determine those items, which are proprietary to the Company. After sorting the appropriate items, all personal items shall be delivered to the Executive at the location designation reasonably selected by the Executive.

       (c) After concluding its investigation, the Company, through the Chairman of the Sage Group Limited and the Chairman of the Company, shall make a determination whether the Executive should be discharged for cause. The determination for discharge for cause shall be timely communicated in writing, to the Executive.


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
10.4   TERMINATION BY THE COMPANY WITHOUT CAUSE

       The Company expressly reserves the right to terminate the employment, or materially reduce the responsibilities, of Executive at any time for no reason or for any reason.

       In the event that Executive's employment is so terminated or altered under this Section, Executive shall be entitled to receive:

       a) Twenty four (24) monthly payments of the current monthly Base Salary, paid pursuant to the Company's normal payroll practices; and,

       b) A proportionate bonus based on the most recent annual payment under the short term incentive plan, for the months of service since such previous annual payment was earned.

       In addition to the above payments if permitted under the appropriate plan documentation and if allowed by law, all health, dental and life insurance coverage provided to Executive under the employee benefit plans will be extended for such period as the Company is obligated to make monthly Base Salary payments to Executive in terms of this Section, unless Executive becomes covered by other employer plans. If coverage extensions are not permitted by law or under the plans, the Company shall pay to the Executive periodic bonuses equal to the insurance premium cost which would have been required as if the Executive were covered under the plan.

       Any unvested employer contributions attributable to Executive under any pension plan, shall be accelerated and deemed vested as of the date of termination of employment without cause. If the acceleration of vesting is not permitted by law or under the terms of the plan, the Company shall, in lieu of accelerated vesting, pay a bonus to the Executive in the amount of the account forfeiture under the plan.

       Any unvested allocations or options granted to Executive under the terms of the Long Term Capital Incentive Compensation Plan shall be treated in the same manner as a retirement under the rules of the Plan.

10.5   COMPULSORY RELOCATION FOLLOWING A CHANGE OF CONTROL

       If the Sage Group Limited should cease to have effective control of the Company, and during the subsequent twenty four (24) months the effective place of business of the Company is changed by its new controlling shareholders such that the Executive would, in the view of a reasonable man, have to relocate to effectively continue his responsibilities, then Executive shall elect in writing to (i) agree to work from such new premises, undertaking if so desired by Executive a relocation paid for by the Company in terms of its policy for executive relocations; or, (ii) upon giving 90 days written notice to the Company, terminate his employment for cause and receive the payments provided for under Section
       10.4 above.

10.6   VOLUNTARY TERMINATION BY THE EXECUTIVE

       Executive shall be entitled, with not less than three (3) month's written notice, to voluntarily terminate employment with the Company. If Executive elects such termination, Executive shall be entitled to receive the Executive's monthly Base

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
       Salary defined under Section 3 and benefits defined under Section 6 until the end of such notice period. Executive shall also be entitled to exercise any vested rights under Sections 4, 6 and 7.

       Even though the Executive is required to give not less than three (3) months advance written notice, the Company shall have the option to require that the Executive discontinue service on behalf of the Company at any time upon receipt of advance written notice of the Executive's election to terminate; provided, however, that in such event the Company shall be required to continue the Base Salary and benefit payments through the three (3) month notice period.

10.7   DISABILITY TERMINATION

       The Executive's employment shall terminate if the Executive becomes so disabled as to be unable to perform the services of character contemplated by this Agreement, and such disability continues for a period of ninety (90) consecutive days. The Executive's employment shall terminate at the conclusion of the 90-consecutive day disability. In such event, the Executive shall be entitled to receive the Executive's monthly Base Salary defined under Section 3 and benefits defined under Section 6 until the end of the 90-consecutive day disability period. At the end of the 90-consecutive day disability period, Executive shall be entitled to a proportionate bonus based on the most recent annual payment under the short term incentive plan, for the months of service until disablement since such previous annual payment was earned. Executive shall also be entitled to exercise any vested rights under Sections 4, 6 and 7.

       For purposes of this Agreement the term "disability" or "disabled" shall mean a physical or mental condition resulting in a bodily injury or disease or mental disorder which renders the Executive incapable of engaging in substantial gainful activity of the character contemplated by this Agreement and which can be expected to be of a long and continued duration. The disability of the Executive shall be determined by the Board based upon competent medical authority. The determination of a disability may be made by the Board independent of such determination being made under any other disability insurance plan sponsored or funded by the Company.

10.8   TERMINATION DUE TO EXECUTIVE'S DEATH

       This Agreement shall terminate if the Executive shall die, in which event the Executive's estate or personal representative shall not be entitled to continue to receive Base Salary payments permitted under Section 3 or other benefits permitted under this Agreement, other than the monthly Base Salary for the period until death and those benefit continuation requirement imposed as a matter of law. With respect to other benefit entitlement under the Long Term Incentive Plan, bonus plan or other similar plans, the Executive's estate shall only be permitted to such rights or benefits as otherwise provided in those plan documents. The Executive's estate shall be entitled to a proportionate sum based on the most recent annual payment to the deceased Executive under the short term incentive plan, for the months of service until death since such previous annual payment was earned.


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
11.    RESTRICTIVE CONVENANTS; CONFIDENTIALITY; OWNERSHIP OF PROCEEDS OF
       EMPLOYMENT

11.1   SOLICITATION OF EMPLOYEES; CUSTOMERS; AGENTS OR REPRESENTATIVES ETC.

       Executive agrees that, during the term of employment hereunder, and for a period of two (2) year after the Company no longer employs Executive, Executive shall not, directly or indirectly:

       (a) solicit, entice, persuade or induce any individual who is then or has been within the preceding six-month period, an employee of the Company or any of its subsidiaries or affiliates, to terminate his or her employment with the Company or any of its subsidiaries or affiliates, or to become employed by or enter into contractual relations with any other individual or entity, and the Executive shall not approach any such employee for any such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity; or,

       (b) except in accordance with Executive's duties hereunder, solicit, entice, persuade or induce any individual or entity which is then, or has within the preceding twelve month period been, a customer, distributor or supplier, or policy owner, agent or representative of the Company or its subsidiaries or affiliates to terminate or materially reduce his, her or its contractual or other relationship with the Company or any of its subsidiaries or affiliates, and the Executive shall not approach any such customer, distributor, supplier, policy owner, agent or representative for such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity.

       (c) For purposes of this Agreement, where the Executive has been Terminated without Cause under Section 10.4, such restrictive period of one (1) year shall extend, if later, until the end of monthly payments under Section 10.4.

11.2   CONFIDENTIAL RECORDS

       In the course of employment, Executive will have access to confidential information, records, data, specifications, and other knowledge owned by the Company or its subsidiaries or affiliates. Executive agrees that at no time during or after the term of employment shall the Executive remove or cause to be removed from the premises of the Company or its subsidiaries or affiliates, any record, file, memorandum, document, equipment or like item relating to the business of the Company or its subsidiaries or affiliates except in furtherance of Executive's duties hereunder, and immediately following the termination of Executive's employment hereunder or at any other time at the request of the Board of Directors, all such records, files, memoranda, documents, equipment and like items then in Executive's possession will promptly be returned to the Company. Executive further agrees that, during and after the term of employment, Executive shall not without the written consent of the Company or a person authorized thereby, disclose to any person, other than an employee of the Company its subsidiaries or affiliates or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of duties as an executive of the Company, any confidential information

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
       obtained by Executive while in the employ of the Company with respect to any business methods, plans, policies, products and/or personnel of the Company or its subsidiaries or affiliates, the disclosure, including speaking with the press, of which would, in the view of a reasonable person, be injurious or damaging to the business of the Company or its subsidiaries, or affiliates, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive), or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company.

11.3   OWNERSHIP OF PROCEEDS OF EMPLOYMENT

       Executive acknowledges that the Company shall be the sole owner of all the fruits and proceeds of the Executive's services hereunder, including without limitation all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other properties relating to the businesses of the Company, which Executive may create in connection with and during the term of employment hereunder, free and clear of any claims by the Executive of any kind or character whatsoever (other than Executive's right to compensation and benefits hereunder).

11.4   SURVIVAL

       The provisions of this Section 11 shall survive any termination or expiration of Executive's employment under this Agreement, irrespective of the reason therefore.

11.5   ENFORCEABILITY; REMEDIES

       The parties hereto agree that a breach by Executive of any of the provisions of Section 11. hereof will cause the Company great and irreparable injury and damage. By reason of this, Executive acknowledges that, in the event of a breach by Executive of any of the provisions of
       Section 11 hereof, the Company shall be entitled, in addition and as a supplement to any other rights or remedies it may have at law, to the remedies of injunction, specific performance and other equitable relief. This section 11 shall not, however, be construed as a waiver of any of the rights which the Company may have for damages or otherwise.

12.    MISCELLANEOUS PROVISIONS

12.1   SEVERABILITY

       Executive acknowledges and agrees that (i) Executive has had an opportunity to seek advice of counsel in connection with this agreement and (ii) the Restrictive Covenants are reasonable in temporal and geographic scope and in all other respects. If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable,
       (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remaining provisions hereof shall be given full force and effect without regard to the invalid portions. The Employer and the Executive intend to and hereby confer jurisdiction to endorse the


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
       Restrictive Covenants upon the Courts of any jurisdiction within the geographical scope of the covenants.

12.2   EXECUTION IN COUNTERPARTS

       This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart),and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

12.3   NOTICES

       Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a fax) addressed as provided below and if either (a) actually delivered at said address, or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the US mail, postage prepaid and registered or certified, and (c) in the case of fax, one business day shall have elapsed after dispatch.

       If to the Company, to it at the following address:

                           Sage Life Assurance of America, Inc.
                           300 Atlantic Street
                           Suite 302
                           Stamford
                           CONNECTICUT 06901
                           FAX (203) 324-6173
                           Attention:  Chairman of the Board

       with a copy to:

                           Robert J Kiggins
                           Secretary, Sage Insurance Group Inc.
                           c/o McCarthy Fingar, Donovan & Partners
                           11 Martine Avenue, 12th Floor
                           WHITE PLAINS NY 10606-0134
                           FAX (914) 946-0134

                           H. Louis Shill
                           Chairman: Sage Group Limited
                           10 Fraser Street
                           JOHANNESBURG, 2000, SOUTH AFRICA
                           FAX (0112711) 834-1910

       or at such other address as the Company shall have specified by written notice actually received by the addresser.


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
       If to Executive, to Executive at the address provided in the preamble or at such other address as Executive shall have specified by written notice actually received by the addresser.

12.4   ENTIRE AGREEMENT AND SUBSEQUENT AMENDMENTS

       This Agreement constitutes the entire agreement between the Company and Executive relating to Executive's employment and supersedes all prior agreements and understandings of the parties hereto, whether oral or written with respect to the subject matter herein.

       This Agreement may be amended or altered only by the written agreement of the Company and Executive.

12.5   APPLICABLE LAW

       This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to principles of conflict of law.

12.6   HEADINGS

       The descriptive headings of the several sections of this Agreement are inserted for the sole purpose of convenience of reference, and do not constitute part of this Agreement or in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

12.7   BINDING EFFECT; SUCCESSORS AND ASSIGNS

       This Agreement shall be binding upon and shall inure to the benefit of:

       (a)    the Company and its successors and assigns; and

       (b) Executive and to the benefit of Executive's heirs, executors, administrators and legal representatives. Executive's duties and obligations hereunder are personal and shall not be assignable or delegable in any manner whatsoever.

       The Company may assign the obligations under this Agreement (subject to a right of recourse by Executive to the Company in the event of any default under the obligations to Executive hereunder), to an affiliate or to any intermediate parent of the Company.

12.8   WAIVER

       The failure of either of the parties hereto at any time, to enforce any of the provisions of this agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this agreement or any provision hereof or the right of either of the parties hereto, to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of

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       any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

12.9   WARRANTY AND CAPACITY TO CONTRACT

       The Company and Executive hereby represent and warrant to the other that:

       (a) they have full power and authority to execute this Agreement, and to perform their respective obligations hereunder;

       (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in any breach of any agreements or other obligations to which Executive or the Company is otherwise bound; and

       (c) this Agreement is a valid binding obligation on Executive and the Company.

12.10  ARBITRATION

       Except to the extent necessary for Executive or the Company to enforce rights under Section 12.9 above or for the Company to enforce its rights under Section 11 above, any case or controversy arising among the parties hereto under this Agreement, or the subject matter hereof, shall be settled by binding arbitration in Stamford, Connecticut under the then prevailing rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding and the party against whom the award is rendered ("the non-prevailing party") shall be specifically instructed in any such award to pay all reasonable attorney's fees, disbursements of the prevailing party's legal counsel, arbitration costs, expenses and filing fees incurred by the prevailing party in the arbitration proceeding. The American Arbitration Association shall appoint three (3) arbitrators to preside at the said arbitration proceeding and the arbitrators will determine in their decision and award, which is the prevailing party, which is the non-prevailing party, the amount of the fees and expenses of the prevailing party and the amount of the arbitration expenses. The arbitrators will render their award, upon the concurrence of at least two (2) of their number, no later than thirty (30) days after the conclusion of the arbitration proceedings. Judgment may be entered on the award of the arbitrators and may be enforced in any court of competent jurisdiction.

12.11  REMEDIES

       All remedies hereunder are cumulative, are in addition to any other remedies provided by law and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy exclusively or to preclude the exercise of any other remedy. No failure or delay in exercising any right or remedy shall operate as a waiver thereof or modify the terms of this Agreement.

12.12  SURVIVAL

       Anything contained in this Agreement to the contrary notwithstanding, the provisions of Section 10; and Section 11; and Section 12.1; and the other provisions of this Section 12 (to the extent necessary to effectuate the survival of Section 12) shall

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
       survive termination of this Agreement and any termination of Executive's contract hereunder.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first written above.

BY ROBIN I. MARSDEN ("Executive")


Executed at __________________________________ on___________________ 2000



____________________________________
ROBIN I. MARSDEN

BY SAGE GROUP LIMITED, ULTIMATE CONTROLLING SHAREHOLDER OF THE COMPANY.

Executed at __________________________________ on___________________ 2000



____________________________________
CHAIRMAN: H. LOUIS SHILL




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
                        EXHIBIT A - POSITION DESCRIPTION




TITLES:           President & Chief Executive Officer: Sage Life Assurance of
                  America, Inc.

                  President & Chief Executive Officer: Sage Insurance Group,
                  Inc.

                  Chief Executive Officer: Sage Life (Bermuda) Limited

                  President & Chief Executive Officer: Sage Life Investment
                  Trust

                  President & Chief Executive Officer: Sage Life Assurance Company of New York

REPORTING LINES:  Chairman and Board of Directors: Sage Group Limited and Sage
                  Life Holdings Limited (South Africa)

                  Chairman and Board of Directors: all companies ran by Executive with non-executive board members (currently Sage Life Assurance of America, Inc., Sage Insurance Group, Inc., Sage Life Investment Trust & Sage Life Assurance Company of New York)

RESPONSIBILITIES AND DUTIES WITH REGARD TO COMPANIES MANAGED BY EXECUTIVE

       - Formulating and implementing agreed strategic direction and business plans

       -      Managing and motivating executives and staff

       -      Co-ordinating liaison with Sage South Africa

       - Co-ordinating liaison with Swiss Re Life & Health (North America) and other strategic partners of companies referred to above




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                  EXHIBIT B - TERMS OF LONG TERM INCENTIVE PLAN

1. Sage Insurance Group Inc. (SIGI) to be recapitalized at March 31, 2000, to reflect capitalized costs of establishing business (including permanent investments, acquisition costs, development costs, operating costs and lost interest).

2. Minimum of 10% equity participation for management and staff in SIGI. Minimum of 6% of initial capitalization to founding executives: Ron Scowby, Robin Marsden and Mitch Katcher.

3.     Founding executives:

       3.1. Allocated founding 6% options over two years from April 1, 1999, initial allocation to be 4% (split to be notified), followed by 2% balance in April 1, 2000.

       3.2. Strike price on all (founding) options to be set at "ground floor" price (i.e., Sage Group Limited's investment to establish and capitalize operation, including expenses written off and lost interest - audited by Ernst & Young).

       3.3. Initial 4% allocation starts to vest from March 31, 2000 over a five year period (in recognition of past service), i.e., 20% vesting per year, subsequent 2% allocation starts to vest 2 years after allocation over a five year period.

4. Grants to other staff at strike price based on fair market value of company, as determined by the external auditors , at the time (but no less than "ground floor" price used for founding executives), begin vesting two years after grant over a five year period, i.e., 20% vesting per year.

5.     Exercising options

       5.1. Five years to exercise options from date of full and final vesting, i.e., ten years to exercise from first vesting;

       5.2. Partial or whole exercise of vested options at any time before end of this period.

       5.3. A minimum of 50% of shares can be put to the controlling shareholder at fair market value at end of the tenth year from when first employed if there is no readily available market for the shares, balance of 50% to be considered by controlling shareholder on case-by-case basis.

       5.4. Special vesting/exercising rights attach in event of death, disability or retirement:

              a. death: if (1) SIGI still private company, beneficiaries vest immediately and have up to three years to exercise options partially or in full; if (2) SIGI is a public company, beneficiaries vest immediately and have up to one year to exercise options partially or in full. Shares held under alternative convertible debenture plan can continue to vest in terms of plan schedule,

              b. disability and retirement: immediate vesting and right to exercise options immediately or over five years (or balance of exercise period on options already vested at that time),

              c. beneficiary can request company's board to consider alternative arrangements, board will not unreasonably deny request unless it would be detrimental to the company.

6. External auditors will determine fair market value where no readily available market value.

7. Alternative convertible debenture plan to be elected within one year of grant


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
       7.1. Company advances loan to participants to fund purchase of convertible debentures. Debentures convert on same basis as stock options. Unlike options, conversion (equivalent to option exercise) is not currently taxable, final disposal of the resulting stock would currently be subject to normal capital gains tax rules.

       7.2.   Interest paid on loan by employee at official tax rate.

       7.3. Interest paid on convertible debentures by company at official tax rate.

8. Initial grants will be in options (or convertible debentures if so selected by the participant). When additional capital is introduced into SIGI, participants under the long term incentive plan will be afforded the opportunity to obtain additional convertible debentures to maintain their percentage interest in the company held under the long term incentive plan. The company will provide financing described under 7. to participants electing to take up the additional convertible debentures.




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
                              EXHIBIT C - BENEFITS

MAJOR MEDICAL - provided by Oxford Health Plans - non-gatekeeper plan - company pays 75% - employee pays 25% - plan premiums are currently age-based

DENTAL - provided by Guardian Dental Plans - company pays 75% - employee pays
25%

VISION PLAN - US Life - company paid - covers all family members. Covers eye exam every 2 years and eyeware allowance of $125.00 -

LIFE INSURANCE - 3x annual base salary, paid for by company. First $300,000 currently provided under US Life group policy. Balance provided in the form of individual policy from Northwestern Mutual Life.

RETIREMENT PLAN - 10.5% company contribution of base annual salary to IRS cap of considered compensation of $170,000 (or such other compensation limit established by the IRS). 1 year waiting period - 3 yr. 100% vesting (Principal - 17 Investment Options). 10.5% company contribution on base annual salary in excess IRS compensation cap - paid into deferred compensation plan (Rabbi trust), investments self directed through deferred compensation Schwab account.

401(k) SAVINGS - can defer up to IRS cap of $10,500 - no company match. (Principal - 17 Investment Options)

SHORT TERM DISABILITY - 90 day salary continuance - paid for by the company.

LONG TERM DISABILITY - 90 day elimination period - 70% of base monthly salary to maximum benefit of $10,000 per month. (Northwestern Mutual Life)

VACATION LEAVE - Officers of company - 4 weeks per annum - accrued monthly - carry-forwards allowed for extended leave or cash-out. Required to take minimum of 2 weeks per annum.

CASUAL ABSENCE - 6 days per annum for personal business or casual illness - accrued monthly - carry forwards allowed

HOLIDAYS - 10 paid holidays per annum - included 1 Floating Holiday to be taken at the employee's choice

PARKING - Company paid.


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